Exhibit 99.1

October 26, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR THIRD QUARTER 2004

Results In Line with Revised Forecast

Salt Lake City, Utah, October 26, 2004 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the third quarter ended September 30, 2004. Net sales were $22,456,000 in the third quarter 2004, down 3% from net sales of $23,084,000 in the corresponding quarter in 2003. The net loss was $660,000, or $.03 per share, in the third quarter 2004, compared to a net loss of $388,000, or $.02 per share, in the corresponding quarter in 2003.

North American sales of $8,408,000 in the third quarter 2004 were down 19% compared to third quarter 2003 sales of $10,382,000, principally due to competitive pressures in the U.S. marketplace. European sales of $9,969,000 in the third quarter 2004 were up 12% from third quarter 2003 sales of $8,902,000, primarily as a result of increased sales in Germany and the effects of foreign currency movement. Rest-of-world sales of $4,079,000 in the third quarter 2004 were up 7% from third quarter 2003 sales of $3,800,000 as a result of increased Australian sales and the effects of foreign currency movement.

Gross profit of $12,000,000 in the third quarter 2004 was up slightly from gross profit of $11,928,000 in last year’s third quarter. Gross margin of 53.4% in the third quarter 2004 was improved from last year’s third quarter level of 51.7%. Operating expenses in the third quarter 2004 of $12,723,000 increased $505,000, or 4%, from operating expenses of $12,218,000 in last year’s third quarter.

Andy Raguskus, President and CEO, stated, “Sales in the U.S. and Germany were below expectations. German sales were affected by the usual summer slowdown due to vacation season and the lingering impact of government healthcare policy changes made earlier this year. U.S. sales were hurt by general weakness in the U.S. market and competitive pressures from new products, pricing concessions and aggressive dealer incentives. Despite the disappointing sales in the third quarter, our year-to-date sales were up 18% over last year. We believe that the third quarter has established the low water mark for revenue and anticipate the potential for a higher level of revenue in the fourth quarter.”

As of September 30, 2004, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $35.9 million, and debt of $8.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the third quarter of 2004 being the “low water mark” for quarterly revenue and the expectation for higher revenue in the fourth quarter of 2004. Actual results may differ materially and adversely from those described herein depending on a number of factors, including competitive pressures resulting in lower selling prices or significant promotional costs; aggressive incentive offerings to our current and potential customers by competitors; general economic conditions, including effects on the economy related to the U.S. Presidential election; hearing aid market conditions; the competitive performance and features of our products; changes in government healthcare systems and reductions in reimbursement levels for hearing aids; distribution of our products; difficulties in relationships with our customers; demand for and market acceptance of our products; reductions in orders from larger customers; manufacturing problems; high levels of returns, remakes and repairs; changes in our product or customer mix; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions or strategic partnerships, if any; component availability and pricing; the effect of international conflicts and threats; inability to forecast revenue accurately; nonpayment of receivables; the announcement or introduction of new products or services by our competitors; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, October 26, 2004 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 265-0241, or (617) 847-8704 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 20624632 (available through October 29, 2004), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended September 30		Nine months ended September 30
	2004	2003	2004	2003
Net sales	$22,456	$23,084	$73,100	$61,985
Cost of sales	10,456	11,156	32,848	29,601

Gross profit	12,000	11,928	40,252	32,384

Selling, general and administrative expense	10,203	9,797	30,809	26,835
Research and development expense	2,520	2,421	7,420	7,202

Operating profit (loss)	(723)	(290)	2,023	(1,653)
Other income (expense), net	(6)	44	(84)	1,190

Income (loss) before income tax provision	(729)	(246)	1,939	(463)
Income tax provision (benefit)	(69)	142	387	607

Net income (loss)	$(660)	$(388)	$1,552	$(1,070)

Basic earnings (loss) per common share	$(.03)	$(.02)	$.08	$(.05)

Diluted earnings (loss) per common share	$(.03)	$(.02)	$.07	$(.05)

Weighted average number of common shares outstanding:
Basic	20,860	19,929	20,652	19,874

Diluted	20,860	19,929	22,383	19,874

Consolidated Balance Sheet Information

(In Thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Current assets:
Cash and marketable securities	$23,091	$23,184
Accounts receivable	14,665	16,232
Inventories	9,466	9,361
Prepaid expenses and other	3,333	2,492
Receivable from insurance company	—	7,000

Total current assets	50,555	58,269

Marketable securities	12,769	10,028
Property and equipment	8,399	6,493
Intangibles and other	34,360	32,206

Total assets	$106,083	$106,996

Current liabilities:
Accounts payable and other	$24,352	$21,668
Loan payable – current portion	1,232	1,255
Payable for settlement of lawsuit	—	7,000

Total current liabilities	25,584	29,923

Loan payable	6,779	7,845
Other	5,408	4,175

Total liabilities	37,771	41,943

Total shareholders’ equity	68,312	65,053

Total liabilities and shareholders’ equity	$106,083	$106,996